Exhibit 10.9

Master Clinical Supply Agreement

This Master Clinical Supply Agreement (“Agreement”), made as of February 23, 2022 (“Effective Date”) is by and between AUM Biosciences Pte Ltd, having a principal place of business at 10 Anson Road, #24-16 A/B International Plaza, Republic of Singapore 079903 (“COMPANY”) and F. Hoffmann-La Roche Ltd, having a place of business at Grenzacherstrasse 124, CH-4070 Basel, Switzerland (“ROCHE”). ROCHE and COMPANY are each referred to herein as “Party” and are collectively referred to as the “Parties”.

COMPANY contact person:

John Patava

COO

johnp@aumbiosciences.com

ROCHE contact person:

Justin Vilafana

Industry Clinical Collaborations Lead

justin.vilafana@roche.com

RECITALS

WHEREAS, COMPANY is developing AUM001 (MNK inhibitor), a compound in development for the treatment of solid tumors including but not limited to HCC and NSCLC. (“Company Compound”); and

WHEREAS, ROCHE is currently developing its proprietary compound known as atezolizumab (TECENTRIQ©); and

WHEREAS, COMPANY desires ROCHE to supply the Roche Compound to COMPANY, and ROCHE is willing to supply the Roche Compound to COMPANY, in accordance with the terms of this Agreement, for use in clinical studies (individually “Study”; collectively “Studies”) of the Company Compound in combination with the Roche Compound as set forth in COMPANY’s protocol (“Protocol”).

NOW, THEREFORE, in consideration of the following mutual promises, covenants and conditions and any sums to be paid, the Parties hereto agree as follows:

1.	Request for Roche Compound

a. Notice. For each Study, COMPANY shall provide ROCHE with written notice which will include (i) the amount of the Roche Compound to be supplied, (ii) the delivery timelines of such Roche Compound supply, and (iii) a draft Protocol.

b. CSA Supplements. After receipt of notice pursuant to the foregoing Section 1.a., ROCHE shall in a timely manner determine and provide notice to COMPANY as to whether it will supply the Roche Compound to COMPANY for use in the Study in accordance with such Protocol. If ROCHE agrees to supply the Roche Compound, the Parties will promptly execute a mutually acceptable Clinical Supply Agreement Supplement in substantially the form attached hereto as Appendix 1 (each, a “CSA Supplement”) that will identify (i) the relevant Protocol, (ii) quantity and delivery timing of the Roche Compound, and (iii) the Roche Compound price, if any, to be paid by COMPANY. The terms of this Agreement shall be incorporated by reference and made part of each CSA Supplement. In the event of a conflict between the terms of a CSA Supplement and the terms of this Agreement, the terms of this Agreement shall control, unless otherwise agreed by both Parties in writing, making express reference to this Section 1.b. Each CSA Supplement shall be a unique agreement and shall stand alone with respect to any other CSA Supplement entered into under this Agreement.

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c. Quality Agreement. The Parties shall execute a Quality Agreement within ninety (90) days of the Effective Date. In the event of a conflict between the Quality Agreement and this Agreement, the Quality Agreement shall govern and control with respect to the Parties’ roles and responsibilities related to quality systems and quality requirements for the manufacture and supply of the Roche Compound, and this Agreement shall govern and control with respect to all other terms. The Quality Agreement will contain terms that are typical for this kind of transaction.

2.	Protocol

COMPANY shall prepare the Protocol, and the final draft of the Protocol shall be submitted to ROCHE for its review. Any material changes to the Protocol will be provided (in electronic form) to ROCHE thirty (30) days in advance of implementing changes, or if not available thirty (30) days in advance, as soon as reasonably available so that ROCHE may evaluate the manner in which patients are treated with the Roche Compound. In the event that ROCHE believes that the Roche Compound is being used in an unsafe manner and COMPANY fails to incorporate respective changes made by ROCHE into the Protocol amendment to address the safe use of the Roche Compound, ROCHE may terminate the respective CSA Supplement with immediate effect and stop the supply of the Roche Compound. The Parties acknowledge that any Protocol and all amendments shall be considered COMPANY’s Confidential Information subject to the provisions of Section 7 of this Agreement. Upon ROCHE’s request, COMPANY will inform ROCHE about study sites, or any additions or deletions thereto.

3.	Conduct of the Study

a. Compliance. COMPANY will perform each Study for which a CSA Supplement is in place in accordance with the Protocol and this Agreement. COMPANY shall comply with all applicable laws, rules and regulations in connection with the conduct of any Study under this Agreement and the respective CSA Supplement.

b. Updates. COMPANY shall provide written updates regarding the status of each Study (including enrollment status, project timelines, Roche Compound inventory and Roche Compound forecasting) to ROCHE on a quarterly basis, within thirty (30) days after the end of each calendar quarter.

c. Final Study Report. COMPANY shall summarize the findings of each Study in a final study report in accordance with applicable regulatory authority rules, regulations and guidance (“Final Study Report”), and shall provide the Final Study Report to ROCHE within six (6) months after the database lock of the Study data.

d. Affiliate. All rights and obligations of either Party may be exercised or performed by its Affiliates; provided such Affiliates are bound by this Agreement, and acts and omissions of such Affiliates shall be deemed to be the acts and omissions of such Party.

e. Subcontracting. COMPANY may use subcontractors in the performance of the Study and activities under this Agreement; provided that the agreement between COMPANY and such subcontractors shall be consistent with all of the provisions of this Agreement, including those provisions related to intellectual property and confidentiality, and acts and omissions of such subcontractors shall be deemed to be the acts and omissions of COMPANY.

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4.	Regulatory Matters and Safety

a. Regulatory Interactions. COMPANY, as the sponsor of a Study, is responsible for compliance with all applicable laws, and regulations while conducting the Study. COMPANY shall promptly provide ROCHE with a copy of any material notice, inquiry or correspondence that COMPANY receives from a regulatory authority regarding the Study, including any serious safety matter related to the Roche Compound and any inspection or investigation by a regulatory authority. ROCHE shall have the right (but not the obligation) to provide comments to any response to such notice and to participate in any discussions with a regulatory authority to the extent permitted by such regulatory authority. ROCHE shall promptly provide COMPANY with a copy of any material notice, inquiry or correspondence that ROCHE receives from a regulatory authority regarding the Roche Compound that would reasonably have a material impact on the conduct of the Study, including without limitation any serious safety matter related to the Roche Compound.

b. Adverse Event Reporting. COMPANY, as the sponsor of a Study, is responsible for compliance with the applicable laws and regulations pertaining to safety reporting and its related activities. All serious adverse event (“SAE”) reports arising from any aspect of the Study where a patient has been exposed to the Roche Compound (for unblinded studies) or all reports where a patient has received study medication (for blinded studies) will be sent to ROCHE Central Operations by either fax or e-mail in accordance with the terms of the Safety Data Exchange Agreement to be concluded by the Parties.

5.	Commencement and Termination

a. This Agreement begins on the Effective Date and shall continue in force for five (5) years; or, until the earlier termination of this Agreement by either Party as per the following provisions.

b. Either Party may terminate this Agreement upon sixty (60) days prior written notice to the other Party. Upon termination of this Agreement, any CSA Supplement shall continue in effect, unless separately terminated as provided in this Section 5.b. ROCHE may terminate with immediate effect an individual CSA Supplement for the following reasons: patient safety warrants early termination, manufacturing issues, factors beyond ROCHE’s control, and material breach of the Agreement or the relevant CSA Supplement by COMPANY. COMPANY may terminate an individual CSA Supplement upon sixty (60) days prior written notice for any reason.

c. If any individual CSA Supplement is terminated, COMPANY will return all unused Roche Compound to ROCHE free of charge, or destroy such Roche Compound on ROCHE’s request.

d. Upon termination, neither Party shall be entitled to any compensation, damages or other payment whatsoever, whether in respect of goodwill, loss of profit or otherwise.

e. The provisions of Section 7, 8, 9, 10, 11 and 18 shall survive the expiration or termination of this Agreement.

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6.	Supply and Use of Roche Compound

a. ROCHE shall provide COMPANY with the Roche Compound for the cost, if any, in the form and amounts as set forth in the applicable CSA Supplement provided that:

i. The Protocol has been approved by ROCHE, and is being followed by COMPANY;

ii. ROCHE is kept informed by COMPANY of the results of the Study promptly after such results are available to COMPANY; and

b. Any charge to COMPANY for the Roche Compound shall be set forth in the applicable CSA Supplement. If payment is to be made for the Roche Compound, ROCHE shall invoice COMPANY following each shipment, and payment by COMPANY shall be due to ROCHE within thirty (30) days from the date of receipt of ROCHE’s invoice.

c. COMPANY agrees to store the Roche Compound supplied by ROCHE in a locked, secured area, in accordance with the storage requirements provided to COMPANY by ROCHE.

d. COMPANY will ensure proper storage conditions for the Roche Compound at local customs. Custom documents shall be prepared by COMPANY in due time to secure a smooth transmission through customs which does not impact on Roche Compound’s shelf-life.

e. Costs for replacement of Roche Compound which experienced temperature excursions after being correctly dispatched by ROCHE and Roche Compound that expires due to recruitment delays not consistent with the recruitment schedule of the Protocol will be charged to COMPANY in accordance with the applicable CSA Supplement.

f. ROCHE will supply the Roche Compound in accordance with the below details, as well as with the applicable CSA Supplement and any mutually agreed logistic arrangements. Terms of delivery of Roche Compound will be CIP (at COMPANY premises) INCOTERMS®2020. Contact information for each of the Parties is provided in Appendix 2.

g. The Parties will agree on amounts of the Roche Compound needed, on the procedures to be used for labeling, quality control and testing, and on the time schedules for staggered supply of the Roche Compound. Contact information for each of the Parties is provided in Appendix 2. The Roche Compound shall be supplied in the form described in the CSA Supplement, together with the letter of cross-reference.

COMPANY will provide the following:

■	An IND or BLA number (for shipments of clinical material to the US).

■	An import license if required (for the shipments of clinical material to all other countries).

h. Upon the expiration or termination of any individual CSA Supplement, COMPANY agrees to destroy such Roche Compound on ROCHE’s request.

i. ROCHE will notify COMPANY of any deviations, non-conformance, out of specification result or quality incident which has the potential to impact product quality or safety obtained after the Roche Compound has been provided to COMPANY which indicates the Roche Compound may not meet the agreed upon quality standards.

j. The decision to initiate a recall of the Roche Compound will be the responsibility of ROCHE. The responsibility for the actual stock recovery will be COMPANY’s. If a potential recall situation arises due to reasons associated with the Roche Compound not as a result of any subsequent actions carried out by COMPANY, then ROCHE will contact COMPANY as soon as possible to begin the recall process. If a situation arises that COMPANY feels necessitates a retrieval of supplies from the sites, COMPANY shall review the situation with ROCHE prior to initiating the retrieval.

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k. Any customer complaints received by COMPANY associated with the Roche Compound will be investigated by COMPANY. If it is deemed from the investigation that the complaint is related to the Roche Compound and not to any subsequent actions by COMPANY, ROCHE will be notified within three (3) business days of the investigation report date. ROCHE will confirm receipt of the complaint and provide a formal written response within 30 business days.

l. The amount of Roche Compound specified in each CSA Supplement is the maximum amount of Roche Compound to be delivered pursuant to such CSA Supplement.

m. In cases of supply issues, ROCHE reserves the right, in its sole discretion, to reduce the agreed amount of Roche Compound and/or delay delivery of Roche Compound to COMPANY in order to ensure continuous access to Roche Compound for all patients in those countries where Roche Compound is already approved; provided, however, prior to reducing the agreed amount of Roche Compound and/or delay delivery of Roche Compound to COMPANY, ROCHE shall promptly provide updates to COMPANY pertaining to same, shall consult with COMPANY on how to possibly mitigate the situation and shall in good faith duly consider suggestions offered by COMPANY to mitigate the situation.

n. The Parties acknowledge that COMPANY may be supported by a contract research organization (“CRO”) or a contract manufacturing organization (“CMO”) in certain logistics/ operational aspects for the conduct of the Study and/or the preparation or dispatch of the clinical trial kits. Although ROCHE may be asked to ship Roche Compound directly to such a CRO or CMO, COMPANY is solely responsible for instructing and controlling such CRO or CMO. Moreover, COMPANY shall exclusively deal with all matters between ROCHE and COMPANY and ROCHE shall be under no obligation to deal directly with the CRO or CMO of COMPANY.

7.	Confidentiality

a. ROCHE and COMPANY agree to hold in confidence any Confidential Information (defined below) provided by either Party or its respective Affiliates (“Disclosing Party”) to the other Party (“Receiving Party”) or obtained in the course of the Study from COMPANY or its respective Affiliates, and the Receiving Party shall not use Confidential Information of the Disclosing Party except for purposes of conducting the Study and performing such Party’s obligations under this Agreement. The Receiving Party shall not, without the prior written permission of the Disclosing Party, disclose any Confidential Information to any third party except to the extent disclosure may be required by applicable law or as necessary for the conduct of the Study and provided that the Disclosing Party shall provide reasonable advance notice to the other Party before making such disclosure, and provided, further, that such necessary disclosures to a third party will be under a written confidentiality agreement consistent with this Section 7.

b. An “Affiliate” of a Party shall mean: (a) organizations, which directly or indirectly control such Party; (b) organizations, which are directly or indirectly controlled by such Party; (c) organizations, which are controlled, directly or indirectly, by the ultimate parent company of such Party; Control as per (a) to (c) is defined as owning more than fifty percent of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization. With respect to ROCHE, the term “Affiliate” shall not include Chugai Pharmaceutical Co., Ltd, 1-1, Nihonbashi-Muromachi 2-chome, Chuo-ku Tokyo, 103-8324, Japan (“Chugai”) and its respective subsidiaries, unless ROCHE opts for such inclusion of Chugai and its respective subsidiaries by giving written notice to COMPANY.

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c. “Confidential Information” includes, but is not limited to, any information of a Disclosing Party that is not presently in the public domain, and is disclosed by a Disclosing Party to the Receiving Party to the other pursuant to this Agreement. The obligations of a Receiving Party as set forth in this Section shall not extend to any portion of the Disclosing Party’s Confidential Information which: (1) is disclosed to the Receiving Party by a third party who has no obligation of confidentiality to the Disclosing Party with respect thereto; or (2) is or becomes lawfully part of the public domain by reason of acts not attributable to the Receiving Party; or (3) is developed independently by the Receiving Party without access to or use of the Disclosing Party’s Confidential Information; or (4) is in the Receiving Party’s possession prior to disclosure by the Disclosing Party as evidenced by the Receiving Party’s written records.

d. Either Party shall only share the other Party’s Confidential Information within its organization to those individuals who need to know such information for purposes of performing its obligations under this Agreement and who are bound by written obligations of confidentiality and non-use no less restrictive than those contained herein.

e. The confidentiality, non-use and non-disclosure obligation of this Agreement shall remain effective for a period of seven (7) years after termination or expiration of the later of (i) this Agreement, or (ii) the last expiring or terminating CSA Supplement.

f. If and to the extent Confidential Information disclosed hereunder is required to be disclosed by law or pursuant to a judicial or governmental order, the confidentiality obligations under this Agreement shall not apply.

g. The Parties acknowledge the Confidentiality Agreement between F. Hoffmann-La Roche Ltd and COMPANY, effective 18, June, 2021 (“CDA”) and agree that (i) any disclosures of “Information” as defined under the CDA shall be treated as Confidential Information under this Agreement, and (ii) as of the Effective Date this Agreement shall supersede the CDA with respect to the subject matter thereof.

8.	Intellectual Property and Patents

a. All data generated in the performance of any Study in accordance with this Agreement and a CSA Supplement shall be the property of COMPANY as the sponsor of the Study. COMPANY agrees to provide ROCHE with all data, results and reports generated in connection with the Study including without limitation, a copy of each Final Study Report together with the drafts of any publication. ROCHE and its Affiliates are entitled to use for any lawful purpose such data and results of the Study in an unrestricted manner, in particular but not limited to publication, filing/registration purposes, intellectual property purposes, subject to Sections 8.b., 8.c., and 8.d. below, and collaboration with other partners; provided that ROCHE shall not disclose publicly any data or results prior to COMPANY’s publication of such data or results.

b. All rights to all inventions and discoveries made or conceived in the course of any Study under a CSA Supplement relating to the combination of the Roche Compound and Company Compound shall belong jointly to ROCHE and COMPANY. If both Parties desire to file a patent application in respect of such discovery or invention, the Parties will do so at their joint expense and assist each other in the preparation, filing and prosecution of such patent application shall be discussed in good faith between the Parties and no patent application with respect to such discovery or invention may be filed without the agreement of the Parties. ROCHE and COMPANY shall each be entitled to use said jointly owned inventions without accounting to the other Party and without the consent of the other Party; provided, however, ROCHE and COMPANY shall each be obligated to provide notification in writing of at least thirty (30) days to each other of its intention to use said jointly owned inventions without accounting to the other Party and without the consent of the other Party

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c. Notwithstanding anything else in this Agreement to the contrary, all rights to inventions and discoveries relating solely to the Roche Compound or biomarkers solely related to the Roche Compound made or conceived in the course of any Study under a CSA Supplement will be the exclusive property of ROCHE; and ROCHE shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for such inventions.

d. All rights to inventions and discoveries relating solely to the Company Compound made or conceived in the course of any Study under a CSA Supplement will be the exclusive property of COMPANY; and COMPANY shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for such inventions.

e. Background intellectual property means all intellectual property (protected and unprotected), e.g. but not limited to know-how, inventions, copyrights, software, held by a party at the time of STUDY onset or generated outside the STUDY, which the parties are willing to introduce into the STUDY (hereinafter called “BACKGROUND IP”). Each party shall be and remain the owner of its BACKGROUND IP. Each party shall grant the respective other party a non-exclusive right to use the BACKGROUND IP introduced into the STUDY free of charge, limited to the duration and the purpose of the STUDY to the extent such use is needed for the implementation of the STUDY.

9.	Use of Reprints and Regulatory Matters

a. Consistent with applicable copyright laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to the Study which disclose the name of a Party. Notwithstanding the foregoing, should COMPANY be successful in referencing the Roche Compound within its prescribing information relating to the Company Compound, Roche will grant permission to use its prescribing information for any lawful purpose, including promotion, but only in relation to the Roche Compound. The same applies mutatis mutandis if Roche should be successful in referencing the Company Compound with its prescribing information relating to the Roche Compound.

b. Should ROCHE decide, or any relevant regulatory authorities require ROCHE to reference Company Compound within the prescribing information of the Roche Compound and/or should any relevant regulatory authorities require ROCHE to include therein information relating to the Study results, COMPANY agrees to support at no cost this effort by providing all required documents to ROCHE that will support this effort. Such documents may include but are not limited to: (i) letters of authorization to ROCHE or the regulatory authorities in countries where COMPANY markets or will market Company Compound, for ROCHE or the regulatory authorities to cross-reference all relevant documentation associated with the marketing authorization for Company Compound; and (ii) all available relevant sections of the marketing authorization dossier of Company Compound in combination with the Roche Compound relating to the Study, including the clinical overview, Study reports and responses to questions of regulatory authorities that specifically relate to the Study. All aforementioned COMPANY obligations to provide data or authorize references and provide relevant documents shall apply only to the extent required for a respective marketing authorization application for the Roche Compound by ROCHE and/or any of its Affiliates and/or local agents. In addition, COMPANY shall allow such regulatory authorities from the applicable countries to review the Study results and necessary related documentation as necessary under the applicable law in connection with such marketing authorization application for the Roche Compound. COMPANY shall use commercially reasonable efforts to provide available data and required analyses, which are necessary to answer questions from such regulatory authorities within the timeframe requested by such regulatory authority. ROCHE shall be entitled to disclose confidential technical information to the competent drug regulatory authorities or courts to the extent legally required. ROCHE must inform COMPANY in writing prior to such disclosure about the concerned technical information and corresponding authorities. If the technical information is part of the proprietary and confidential manufacturing, chemistry, controls and testing information associated with Company Compound (“Company Compound CMC information”), then any such Company Compound CMC information requested shall be disclosed directly by COMPANY to the applicable regulatory authority.

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c. Should COMPANY decide, or any relevant regulatory authorities require COMPANY to reference Roche Compound within the prescribing information of the Company Compound and/or should any relevant regulatory authorities require COMPANY to include therein information relating to the Study results, ROCHE agrees to support at no cost this effort by providing all required documents to COMPANY that will support this effort. Such documents may include but are not limited to: (i) letters of authorization to COMPANY or the regulatory authorities in countries where ROCHE markets or will market Roche Compound, for COMPANY or the regulatory authorities to cross-reference all relevant documentation associated with the marketing authorization for Roche Compound; and (ii) all available relevant sections of the marketing authorization dossier of Roche Compound in combination with the Company Compound relating to the Study, including the clinical overview, Study reports and responses to questions of regulatory authorities that specifically relate to the Study. All aforementioned ROCHE obligations to provide data or authorize references and provide relevant documents shall apply only to the extent required for a respective marketing authorization application for the Company Compound by COMPANY and/or any of its Affiliates and/or local agents. In addition, ROCHE shall allow such regulatory authorities from the applicable countries to review the Study results and necessary related documentation as necessary under the applicable law in connection with such marketing authorization application for the Company Compound. ROCHE shall use commercially reasonable efforts to provide available data and required analyses, which are necessary to answer questions from such regulatory authorities within the timeframe requested by such regulatory authority. COMPANY shall be entitled to disclose confidential technical information to the competent drug regulatory authorities or courts to the extent legally required. COMPANY must inform ROCHE in writing prior to such disclosure about the concerned technical information and corresponding authorities. If the technical information is part of the proprietary and confidential manufacturing, chemistry, controls and testing information associated with Roche Compound (“Roche Compound CMC information”), then any such Roche Compound CMC information requested shall be disclosed directly by ROCHE to the applicable regulatory authority.

10.	Publications and Publicity

a. COMPANY will register each Study with the FDA’s Clinical Trials Registry (www.clinicaltrials.gov) and is committed to timely publication of the results of the Study. The publication of the results of the Study will be in accordance with the Protocol.

b. Notwithstanding Section 7 herein, the publication of the results of the Study will be in accordance with the Protocol of the respective CSA Supplement. COMPANY may wish to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. Conversely, ROCHE may wish to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. The Parties agree that prior to submission of the results of any Study under CSA Supplement for publication or presentation or any other dissemination of results including oral dissemination, the Party seeking submission of the results of any Study under CSA Supplement for publication or presentation or any other dissemination of results including oral dissemination, shall inform the other Party on the content of the material to be published or presented according to the following procedure:

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c. At least thirty (30) days (or as soon as reasonably available) prior to submission for publication of any paper, letter or any other publication of the results of the Study, or fifteen (15) days (or as soon as reasonably available) prior to submission for presentation of any abstract, poster, talk or any other presentation of the results of the Study, the Party seeking submission of the results of any Study under CSA Supplement for publication or presentation or any other dissemination of results including oral dissemination, shall provide to the other Party, the full details of the proposed publication or presentation in electronic version (cd-rom, email attachment). Upon written request from ROCHE, COMPANY agrees not to submit data for publication/ presentation for an additional 60 (sixty) days in order to allow for actions to be taken which might be necessary to preserve rights for patent protection. Conversely, upon written request from COMPANY, ROCHE agrees not to submit data for publication/ presentation for an additional 60 (sixty) days in order to allow for actions to be taken which might be necessary to preserve rights for patent protection.

d. COMPANY agrees not to include Confidential Information disclosed by ROCHE to COMPANY pursuant to this Agreement in any publication without the prior consent of ROCHE.

e. ROCHE agrees not to include Confidential Information disclosed by COMPANY to ROCHE pursuant to this Agreement in any publication without the prior consent of COMPANY.

f. No press release or other public disclosure concerning this Agreement or the subject matter hereof shall be made without the other Party’s prior written approval. The Party who intends to make any such press release or other public disclosure shall provide at least 14 (fourteen) days prior to the intended public disclosure the other Party with the full details of the proposed public disclosure. Provided, however, that COMPANY may disclose the terms of the Agreement on a need to know basis to the Study centers or the Study Investigators to maintain their compliance to the obligations stated herein, as required for the Study.

g. COMPANY agrees to include in all press releases, presentations and publications it makes related to a Study, specific mention, if applicable of the Roche Compound. ROCHE agrees to include in all press releases, presentations and publications it makes related to the Study, specific mention, if applicable of Roche Compound.

11.	Insurance and Indemnification

a. COMPANY agrees to take out insurance or make alternative arrangements as necessary to provide compensation to participants in the Study who may suffer injury or death or personal injury caused by the administration of the drugs/compound or any clinical intervention or procedure, in accordance with the Protocol and all legal requirements of the regulations of the participating countries. It is the clear understanding that ROCHE is not the sponsor of the Study and is not providing COMPANY as the sponsor with a clinical trial insurance coverage.

b. COMPANY agrees to defend, indemnify and hold ROCHE and its Affiliates, officers, employees, consultants or agents, harmless from and against all loss, damages, reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with any claim, proceeding, or investigation arising out of the conduct of a Study or out of this Agreement; provided however that such indemnification, defense, and hold harmless obligations shall not extend to claims based on the negligence or willful misconduct of ROCHE with regard to the manufacturing, packaging or labeling of the Roche Compound.

c. ROCHE agrees to defend, indemnify and hold COMPANY and its Affiliates, officers, employees, consultants or agents, harmless from and against all loss, damages, reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with any claim, proceeding, or investigation arising out of the negligence or willful misconduct of ROCHE with regard to the manufacturing, packaging or labeling of the Roche Compound.

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d. Notwithstanding Sections 11.b. and 11.c. above, each Party’s indemnification, defense and hold harmless obligations: (i) are subject to the compliance by all indemnified parties with applicable federal, national state, and local laws and regulations; and (ii) do not apply to cover any liabilities resulting from a negligent or wrongful act or failure to act on the part of any indemnified party.

e. ROCHE shall promptly inform COMPANY in writing of any claim or lawsuit which comes to the attention of ROCHE and which could potentially give rise to a claim for indemnity against COMPANY, shall not settle or compromise any claim without the written consent of COMPANY, and shall assist and cooperate with COMPANY in the investigation and defense of any claim. COMPANY shall promptly inform ROCHE in writing of any claim or lawsuit which comes to the attention of COMPANY and which could potentially give rise to a claim for indemnity against ROCHE, shall not settle or compromise any claim without the written consent of ROCHE, and shall assist and cooperate with ROCHE in the investigation and defense of any claim.

12.	Force Majeure

If the performance of this Agreement by one of the Parties is prevented, hindered or delayed by reason of any cause beyond this Party’s control (war, riots, fire, strike, governmental laws), this Party shall be excused from performance to the extent that is necessarily prevented, hindered or delayed.

13.	Complete Agreement; Modification

The Parties agree to the full and complete performance of the mutual covenants contained in this Agreement. This Agreement constitutes the sole, full and complete Agreement by and between the Parties with respect to the subject matter of this Agreement. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing, signed by the Parties and attached hereto.

14.	Assignment

Neither Party shall assign or transfer this Agreement any of its obligations without the prior written consent of the other Party, except to its Affiliates or as otherwise permitted hereunder.

15.	Invalid Provision or Gaps

If single provisions of this Agreement are or become invalid or if there is a gap in the Agreement, the validity of the other provisions shall not be affected. In lieu of the invalid provision or in order to eliminate the gap, the Parties shall negotiate in good faith to agree upon a reasonable provision to carry out as nearly as practicable the original intention of the entire Agreement.

16.	General Provisions

a. ROCHE and COMPANY have no obligation to renew this Agreement. ROCHE and COMPANY are not under any obligation to enter into a CSA Supplement or another type of agreement with the other Party at this time or in the future.

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b. Both ROCHE and COMPANY warrant and represent to the other that both have the full right and authority to enter into this Agreement and that they are not aware of any impediment which would inhibit their ability to perform their obligations hereunder.

c. All rights vested in or created to the benefit of a Party under this Agreement and any CSA Supplement shall be deemed to benefit to and to be assignable to any of such Party’s Affiliates.

17.	Debarment

Each Party hereby certifies that as of effective date of this Agreement, it has not been, and its principals have not been debarred under Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a(a) and (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. Sec. 1320 a-7b(f)), including, but not limited to, the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any agency or program under any applicable laws or regulations. In the event that during the term of this Agreement, either Party (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; or (ii) receives notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction, or ineligibility, such Party shall immediately notify the other Party. Either Party also agrees that, in the event that either it or its principals becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, it shall immediately notify the other Party and the other Party shall have the right to terminate this Agreement.

18.	Governing Law and Jurisdiction

The validity, construction and performance of this Agreement will be governed by and construed for all purposes in accordance with the laws of Switzerland, without giving effect to any choice of laws principles. The parties shall attempt to settle all disputes arising out of or in connection with the present Agreement in an amicable way. In the event that such attempt should fail, the ordinary Courts of Geneva, Switzerland, shall have the exclusive jurisdiction for all disputes in connection with this Agreement.

Remainder intentionally left blank. Signatures on the next page.

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IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

F. Hoffmann-La Roche Ltd

Basel, 28-Feb-2022 (Date)

/s/ Mohammed El Ghareeb	/s/ Oliver Ferguson
Mohammed El Ghareeb	Oliver Ferguson
Lifecycle Leader, GI Cancers	Industry Clinical Collaborations Lead

AUM Biosciences Pte Ltd

10 Anson Road, #24-16 A/B International Plaza
Republic of Singapore 079903, 25-Feb-2022 (Date)

/s/ Vishal Doshi
Vishal Doshi
CEO